As filed with the Securities and Exchange
Commission on October 26, 1998                       Registration No. 333-62307
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                            VALENCE TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)
           DELAWARE                                      77-0214673
   (State of Incorporation)                (I.R.S. Employer Identification No.)

                               301 Conestoga Way
                              Henderson, NV  89015
                                 (702) 558-1000
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                                   ----------
                                 Lev M. Dawson
          Chairman of the Board, Chief Executive Officer and President
                            Valence Technology, Inc.
                               301 Conestoga Way
                              Henderson, NV  89015
                                 (702) 558-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------

                                   Copies to:
                            Andrei M. Manoliu, Esq.
                               Cooley Godward LLP
                             Five Palo Alto Square
                              3000 El Camino Real
                              Palo Alto, CA  94306
                                 (650) 843-5000
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   / /

                                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                          Proposed Maximum      Proposed Maximum
     Title of Class of                                       Offering             Aggregate           Amount of
Securities to be Registered   Amount to be Registered (1) Price per Share (2)   Offering Price (2)   Registration Fee (3)
-------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value        5,756,428 shares            $3.71875            $21,406,717         $6,315
       $.001 per share
-------------------------------------------------------------------------------------------------------------------------


(1) Includes (i) up to 5,071,913 shares of Common Stock issuable upon conversion of shares of the Registrant's Series A Preferred Stock and
     (ii) up to 684,515 shares of Common Stock issuable upon exercise of outstanding warrants.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of the Registrant's Common Stock as reported by the Nasdaq National Market on August 21, 1998.
(3) Paid in connection with the original filing of this Registration Statement on August 26, 1998. Pursuant to Rule 457(o), no additional registration fee is required to be paid.

--------------------------------------------------------------------------
Pursuant to Rule 416, this Registration Statement also registers an indeterminate number of shares of Common Stock as may be issued or become issuable upon conversion of Series A Preferred Stock and exercise of warrants in accordance with their respective terms to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED OCTOBER 26, 1998

PROSPECTUS

                                  5,756,428 SHARES

                              VALENCE TECHNOLOGY, INC.

                                    COMMON STOCK

     This prospectus relates to the offer and resale by the persons listed herein under "Selling Securityholders" of a total of 5,756,428 shares of Common Stock (the "Shares"), with a par value of $0.001 per share, of which
(i) up to 5,071,913 shares are issuable upon conversion of shares of Series A Preferred Stock of Valence Technology, Inc. ("Valence" or the "Company"),
(ii) up to 535,261 are issuable upon exercise of warrants issued by the Company pursuant to the Private Placement, and (iii) up to 149,254 shares issuable upon exercise of warrants issued by the Company in connection with an amendment to a loan agreement entered into concurrently with the Private Placement. The holders of the Series A Preferred Stock and the warrants to purchase Common Stock are collectively referred to herein as the "Selling Securityholders."


     Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient obtained by dividing (i) one thousand plus the product of 60x(N/365), where N is equal to the number of days from the closing to, and including, the date of conversion, by (ii) a conversion price which is $6.03 per share until July 28, 1999 (or January 27, 1999 in the event the Company has not signed and announced a material contract or contracts for the sale of batteries by January 27, 1999). After the applicable date, the conversion price will be the lower of $6.03 and 101% of the average of the two (2) lowest of the closing bid prices of the Common Stock for a period of 10-15 consecutive trading days ending on the trading day immediately preceding the conversion date (the "Variable Conversion Price"). When the variable Conversion Price is applicable, the number of shares of Common Stock issuable upon conversion will be inversely proportional to the market price of the Common Shares at the time of conversion at any time when the market price is less than $6.03 (i.e., the number of shares will increase as the market price of the Common Shares decreases); and, except with respect to certain redemption rights of the Company for the Series A Preferred Stock and the limitation under Nasdaq SmallCap regulations which limit the aggregate amount of Common Shares which the Company may issue at a discount from market price upon conversion of the Series A Preferred Stock and exercise of Warrants without stockholder approval (which stockholder approval the Company has agreed to request), there is no cap on the number of shares of Common Stock which may be issued. In addition, the number of Common Shares issuable upon the conversion of the Series A Preferred Stock and the exercise of Warrants is subject to adjustment upon the occurrence of certain dilutive events.


     The Selling Securityholders, directly or through agents, broker-dealers or underwriters, may sell the Shares offered hereby from time to time on terms to be determined at the time of sale. Such Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders and any agents, broker-dealers or underwriters that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. The Company will not receive any proceeds from the sale of Shares by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

     The Common Stock is traded on the Nasdaq National Market under the symbol "VLNC." The last reported sales price of the Common Stock on the Nasdaq National Market on August 25, 1998 was $3.50.

     The aggregate proceeds to the Selling Securityholders from the sale of the Shares will be the purchase price of such Shares sold less the aggregate agents' commissions and underwriters' discounts. The Selling Securityholders are entitled to registration of their Shares pursuant to a Registration Rights Agreement dated July 27, 1998 (the "Registration Rights Agreement") and this offering is intended to satisfy the rights granted by the Registration Rights Agreement. The Company has agreed to pay substantially all of the expenses of the offering of the Shares by holders thereof other than underwriting discounts and commissions, if any. The Company has agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ____________________

               THE DATE OF THIS PROSPECTUS IS             , 1998

                                AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission
(the "Commission").   Such reports, proxy statements and other information
may be inspected and copied by the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission's Internet address is http:/www.sec.gov. The Commission's Web site also contains reports, proxy and information statements, and other information regarding the Company that has been filed electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

                               ADDITIONAL INFORMATION

     A registration statement on Form S-3 with respect to the Shares offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Notes and Conversions Shares offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained form the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission under the Exchange Act (File No. 0-20815) are hereby incorporated by reference into this
Prospectus:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1998, filed June 29, 1998, including all materials incorporated by reference therein;

     (b) the Company's Current Report on Form 8-K, dated July 27, 1998 and filed August 4, 1998; and

     (c) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1998, filed August 11, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to: Investor Relations, Valence Technology, Inc., 301 Conestoga Way, Henderson, Nevada 89015.


                                      2.

                  DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     The discussion in this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. Those statements include words such as "anticipate," "estimate," "project," "intend," and similar expressions which are intended to identify forward-looking statements and appear throughout this Prospectus and include statements regarding the intent, belief, or current expectations of the Company, primarily with respect to the operations of the Company or related industry developments. Prospective purchasers of the Shares are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here and in the documents incorporated by reference herein.


                                      3.

                                      SUMMARY

     Valence Technology, Inc. was incorporated in Delaware in March 1989 under the name Ultracell, Inc. and changed its name to Valence Technology, Inc. in March 1992. The Company's executive offices are currently located at 301 Conestoga Way, Henderson, Nevada 89015 and the telephone number is
(702) 558-1000.

     Valence is engaged in research and development to produce advanced rechargeable batteries based upon lithium ion and polymer technologies. The Company's objective is to become a leading provider of rechargeable batteries. In July 1995, the Company announced that it had a license to a plastic lithium battery technology from Bell Communications Research, Inc. ("Bellcore"). Since that time, the Company has been working to integrate the Bellcore technology with its own lithium polymer battery technology. At the same time, the Company has continued the redesign and modifications to its manufacturing equipment in Northern Ireland to support the potential future commercial introduction of this new battery design.

     Widespread use of a variety of portable consumer electronics such as portable computers, cellular telephones, camcorders and handheld power tools, as well as continued demand from conventional applications such as automobiles, have resulted in large markets for rechargeable batteries.
These new and conventional applications are placing growing demands on existing battery technologies to deliver increasing amounts of electricity through smaller and lighter batteries. In some cases, current battery capabilities are a major limitation to the introduction of enhanced electronic products.

     Valence is a development stage company whose primary activities to date have been acquiring and developing technology, implementing a production line, manufacturing limited quantities of prototype batteries, recruiting personnel and obtaining capital. However, its current research prototype batteries meet some of the exacting specifications demanded by the marketplace. Except for insubstantial revenues from limited sales of prototype lithium polymer batteries, substantially all of the Company's revenues to date have been derived from a completed research and development contract with the Delphi Automotive Systems Group of General Motors Corporation ("Delphi"), and the Company presently has no products available for sale. The Company's agreement with Delphi was completed in March 1998, and no further revenues from the Delphi collaboration are expected after August 1998. Prior to commencing volume production, the Company does not expect to receive any significant revenues from the sale of its products. To achieve profitable operations, the Company must successfully develop, manufacture and market its products. There can be no assurance that any products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed or achieved market acceptance.

     The Company has negative working capital and has sustained recurring losses related primarily to the development and marketing of its products. A significant amount of management time in fiscal 1999 has been and will continue to be devoted to obtaining financing. These factors raise substantial doubt about the Company's ability to continue as a going concern.
 The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The effects of any such adjustments, if necessary, could be substantial.

     In July 1998, the Company raised $10,000,000 in the first installment of a debt and equity financing which ultimately may raise up to $25,000,000, subject to the achievement by the Company of certain milestones. The first installment comprised the sale of $7,500,000 of Series A Preferred Stock to a single institutional investor (the "Investor"), and a loan of $2,500,000 from Baccarat Electronics, an affiliate of a Director of the Company ("Baccarat"). The Investor has agreed to purchase an additional $2,500,000 of Series A Preferred Stock if all of the following conditions are met: (a) the Company has publicly announced that a potential customer has confirmed in writing that any of the Company's batteries has been tested for performance and safety and meets such customer's specifications; (b) the Company has either obtained financing from the Northern Ireland Industrial Development Board ("IDB") of at least $8,000,000 or has borrowed an additional $7,500,000 from Baccarat; (c) the Company's Common Stock is trading on Nasdaq for a price of at least $3.00 per share; and (d) the Company has met certain legal conditions, including certain conditions with respect to representations and warranties and the effectiveness of a resale registration statement. Baccarat's loan agreement with the Company requires it to loan the Company an additional $7,500,000 if the other conditions to the second investment have been met and the Company has not yet obtained IDB financing. Assuming the second investment has been made, the Investor has agreed to purchase an


                                      4.

additional $5 million of Series A Preferred Stock if, in addition to meeting the conditions to the second investment, the Company has announced a material contract for the sale of batteries. There can be no assurance that the Company can achieve the foregoing milestones, or that any alternate debt or equity financings can be completed on satisfactory terms, or at all. Management has implemented certain capital equipment reductions and is actively pursuing capital grant advances from the IDB. IDB financing is contingent on the Company's achieving cumulative revenues from sale of batteries of $4 million. There can be no assurance that the Company can achieve this level of revenues over the short term, or at all.

                                      5.

                                    RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. In addition to the other information in this Prospectus, prospective investors should consider carefully the following factors in evaluating the Company and its business before purchasing any shares of the Common Stock offered hereby.

DEVELOPMENT STAGE COMPANY; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY; GOING CONCERN

     Valence commenced operations in 1989 and is a development stage company. The Company's revenues to date have been derived solely from a research and development contract with Delphi, which was completed in May 1998. The Company has generally incurred operating losses since inception and had an accumulated deficit as of June 29, 1998, the end of its first fiscal quarter, of $133,327,000. The Company presently has no products available for sale, although it has developed working prototypes of its lithium polymer batteries, and the Company cannot anticipate when, or if, it will generate significant revenues in the future. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future. A significant amount of management time in fiscal 1999 has been and will continue to be devoted to obtaining financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The effects of any such adjustments, if necessary, could be substantial.

ADDITIONAL FINANCING NEEDS; ACCESS TO CAPITAL

     The Company has negative working capital and has sustained recurring losses related primarily to the development and marketing of its products.
In July 1998, the Company raised $10,000,000 in a debt and equity financing. The Company will need to secure additional financing in order to continue operations through fiscal 1999. Both the investor and the lender involved in the July 1998 financing transaction have made commitments to purchase additional equity securities or make additional loans to the Company, but these commitments are subject to the achievement by the Company of certain milestones including the announcement of a material contract with a battery purchaser. There can be no assurance that the Company can achieve the milestones, or that any alternate debt or equity financings can be completed on satisfactory terms, or at all. Moreover, even if the specified milestones are achieved and the Company obtains another $15 million in combined debt and equity financing, the Company will not be able to continue operations past 1999 unless it begins to generate significant operating revenue, or secures additional financing. Management has implemented certain capital equipment reductions and is actively pursuing capital grant advances from the Northern Ireland Industrial Development Board ("IDB"). IDB financing is contingent on the Company's achieving cumulative revenues from sale of batteries of $4 million. There can be no assurance that the Company can achieve this level of
revenue over the short term, or at all.   If the Company is unable to achieve
the milestones specified under its current financing arrangements, and is unable to secure additional alternative financing on acceptable terms, the Company will be unable to continue to fund its operations. Moreover, the Company will be unable to implement its business strategy and will be required to further delay, scale back or eliminate certain of its research and product development programs, or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself. The unavailability of adequate funds in the near future would have a material adverse effect on the Company's business, financial condition and results of operations.

DILUTION AS A RESULT OF CONVERSION OF PREFERRED STOCK AND EXERCISE OF WARRANTS


     One of the Selling Securityholders holds $7,500,000 face amount of Series A Preferred Stock of the Company, which are convertible into Common Shares. See "Selling Securityholders." Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient obtained by dividing (i) one thousand plus the product of 60x(N/365), where N is equal to the number of days from the closing to, and including, the date of conversion, by (ii) a conversion price which is $6.03 per share until July 28, 1999 (or January 27, 1999 in the event the Company has not signed and announced a material contract or contracts for the sale of batteries by January 27, 1999). After the applicable date, the conversion price will be the lower of $6.03 and 101% of the average of the two (2) lowest of the closing bid prices of the Common Stock for a period of 10-15 consecutive trading days ending on the trading day immediately preceding the conversion date. Therefore, not later than July 28, 1999 the number of shares of Common Stock issuable upon conversion of the Convertible Debentures will be inversely proportional to the market price of the Common Stock at the time of conversion at any time when the market price is less than $6.03 (i.e., the number or shares will increase as the market price of the Common Stock decreases); and except with respect to certain redemption rights of the Company for the Series A Preferred Stock and the limitation under Nasdaq National Market regulations which limit the aggregate number of shares of Common Stock which the Company may issue at a discount from market price upon conversion of the Series A Preferred Stock and exercise of the Warrants without stockholder approval (which stockholder approval the Company has agreed to request), there is no cap on the number of shares of Common Stock which may be issued. In addition, the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Warrants is subject to adjustment upon the occurrence of certain dilutive events. For a further description of the rights of holders of Series A Preferred Stock see the Certificate of Designation of Preferences of Series A Convertible Preferred Stock of Valence Technology, Inc. filed as an exhibit to the Company's Current Report on Form 8-K, File No. 0-20028, dated July 27, 1998 and filed August 4, 1998. The Selling Securityholders also hold outstanding warrants to acquire 684,250 shares of Common Stock. All of such shares of Common Stock are covered by the registration statement containing this Prospectus or will be covered by subsequent registration statements filed by the Company, if necessary. At the Company's option, provided certain business goals are met, one of the Selling Securityholders would be obligated to purchase up to an additional $7,500,000 face amount of Series A Preferred Stock and additional Warrants. The exercise of such warrants and conversion of the Series A Preferred Stock and the sale of such Common Stock could have a significant negative effect on the market price of the Common Stock and could materially impair the Company's ability to raise capital through the future sale of equity securities.


DEPENDENCE ON OUTSIDE PARTIES

     The Company expects to rely on a limited number of alliances for development funds, products design and development, volume purchase orders and manufacturing and marketing expertise. The Company has received substantially all its revenues to date from a research and development agreement with Delphi, which was completed in May 1998. Although the Company has held discussions with OEMs in the portable consumer electronics and telecommunications markets about possible strategic relationships as a means to accelerate introduction of its batteries into these markets, no assurance can be given that the Company will be able to enter into any such alliances. Even if the Company successfully initiates alliances, there can be no assurance that the strategic alliances will achieve their goals. The success of any strategic alliance is dependent upon the general business condition of the partner, its commitment to the strategic alliance and the skills and experience of its employees responsible for the strategic alliance.


                                      6.

UNCERTAINTY OF MARKET ACCEPTANCE

     To be successful, the Company's batteries must gain broad market acceptance. There can be no assurance that such market acceptance will be achieved. In addition, the Company's lithium polymer batteries must be configured to the requirements of each application. To determine such requirements, the Company will be dependent upon OEMs into whose products the Company's batteries will be incorporated. No assurance can be given that the Company will receive adequate assistance from OEMs to successfully commercialize its products. Furthermore, no assurances can be given that the perceived safety risks associated with lithium will not impede acceptance of the Company's batteries by OEMs or end users. In addition, to implement successfully the Company's strategy, the Company will have to develop a sizeable sales staff and product support capabilities, as well as third party and direct distribution channels. There can be no assurance that the Company will be able to establish sales and product support capabilities, or be successful in its sales and marketing efforts.

MANUFACTURING

     To be successful, the Company must manufacture commercial quantities of high quality products at competitive costs. The Company's research prototype battery is produced using thin film laminate technology. The cathode and anode ("electrodes") matrix layers, and separator matrix layer are manufactured utilizing coating techniques. These matrix layers may be either cut or stamped out into various engineered configurations, which are then laminated together to form cells. These cells can then be stacked and connected to form a functional battery, which is finally packaged and tested.

     Even if the Company's current research and development activities result in the design of batteries with commercially desirable characteristics, to be successful, the Company will have to manufacture in commercial quantities products with appropriate performance characteristics at competitive costs. At present, the Company has, at its Henderson, Nevada facility, manual and semi-automated coating, laminating, assembly and packaging lines that produce small quantities of prototype batteries for internal testing and customer sampling. For coating the matrix layers, the Company is adapting existing manufacturing technologies and processes. However, further development of manufacturing technology may be delayed pending further research and development activities by the Company and the definition of manufacturable specifications with OEM customers.

     In September 1993, the Company signed an agreement to open an automated manufacturing plant in Mallusk, Northern Ireland. The Company currently occupies 80,000 square feet, and may add 50,000 square feet at some point in the future. The Company, with its equipment suppliers, has designed and constructed a high volume, automated assembly and packaging lines for the Northern Ireland facility. The Company's high volume manufacturing equipment was specifically designed for use with the Company's prior metallic lithium anode technology. The Company is working with its equipment suppliers to redesign and modify this equipment to work with the Company's newest battery technology. The amount of redesign and modification that is required is substantial and there can be no assurance that such redesign and modifications will work or will be cost effective. If all or some of the equipment in Northern Ireland cannot be effectively redesigned and modified, the Company will have to procure new equipment at considerable expense and loss of time.

     The first automated assembly lines have been delivered to the Northern Ireland facility. De-bugging of the lines has proceeded more slowly than expected. The lines' reliability and yield are predictably low, although the Company believes that it will eventually reach its production goals. The Company expects this line to be qualified in the second half of calendar 1998, but there can be no assurance as to the timing or even the success of this qualification process. Upon qualification of the lines, product samples are expected to be sent to potential customers for evaluation. The first line is initially slated to produce the Company's larger portable-computer cell format (approximately four inches by four inches) battery.

     The Company has been unable to meet its prior schedules regarding delivery, installation, de-bugging and qualification of the Northern Ireland production equipment, due to unforeseen problems. As most of the production equipment is being custom manufactured for the Company, it is possible that further unforeseen problems will develop and cause delay in the Company's current schedules. Many of the manufacturing processes that are being implemented in this production equipment are being scaled up for the first time from the Company's laboratory scale prototype work. It is likely that some of these scaled up processes will require refinement, adjustment or


                                      7.

redesign. Any of these possibilities could cause substantial delay in the qualification and/or production start-up of this equipment. In addition, the current political instability in Northern Ireland, which to date has had no negative impact on the Company's manufacturing plant, could cause unforeseen delays in the future. Such delays could cause the Company to miss significant sales and marketing opportunities, as potential lithium polymer battery customers are forced to find other vendors to meet their needs. Additionally, even if the Company is able to qualify production equipment in this calendar year, the reliability and/or production yields may not allow the Company to provide sufficient qualification samples to potential customers.

     From its discussion with potential customers, the Company expects that customers will require an extensive qualification period once the customer receives its first commercial product off a production line. To date, the Company has not provided any such commercial product to any potential customer, and therefore, has not started any product qualification period.

COMPETITION

     Competition in the battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than those of the Company. The Company believes that its lithium polymer batteries will compete in most segments of the rechargeable battery market.

     In the rechargeable battery market, the principal competitive technologies currently marketing are NiCad batteries, lead acid batteries, nickel metal hydride batteries and liquid electrolyte lithium ion batteries. Eveready, Sanyo Electric Co., Ltd., and Matsushita Industrial Co., Ltd., among others, currently manufacture NiCad batteries. Major lead acid manufacturers include Delphi, Johnson Controls, Exide Corp., Portable Energy Products, Inc., Hawker Energy Products and Yuasa Battery Co.., Ltd. Manufacturers of nickel metal hydride batteries include Matsushita Industrial Co., Ltd, Toshiba, Eveready, Sanyo Electric Co. and Sony. Sony produces a liquid electrolyte lithium ion battery used in Sony's products and sold to OEMs. Toshiba has a joint venture with Asahi Chemical Industry Company to manufacture liquid electrolyte lithium ion batteries. In addition, Saft American Inc., Ray O Vac, PolyStor Corp., Matsushita Industrial Co., Ltd., Moli Energy and Sanyo Electric Co., Ltd. have developed liquid electrolyte lithium ion batteries. The capabilities of many of these competing technologies have improved over the past year, which has resulted in a customer perception that the Company's lithium polymer technology may not offer as many advantages as previously anticipated. Sony has consistently been improving the energy density of its lithium ion battery over the last several years.

     Liquid electrolyte lithium ion batteries offer significant advantages in energy density and cycle life over the principal rechargeable battery technologies currently in use and are expected by the Company to be the emerging technology most competitive to the Company's technology. Sony or other manufacturers are offering liquid electrolyte lithium ion batteries in the marketplace and to OEMs in substantial volumes prior to the Company's commencement of volume production. As OEMs frequently require extensive lead times to design new batteries into their products, the availability of liquid electrolyte lithium ion batteries could materially adversely affect the demand for, and market acceptance and penetration of, the Company's products.

     In addition to currently marketed technologies, a number of companies are undertaking research in rechargeable battery technologies, including work on lithium polymer technology. Reportedly, as many as eleven other companies have taken licenses to Bellcore's battery technology, although their identities have not been announced. Ultralife Batteries, Inc., which acquired Dowty Battery Company in the United Kingdom in 1994, has announced shipment of prototype lithium ion polymer batteries, and has announced plans to begin commercial shipments in 1998. Hydro-Quebec in Canada has signed an agreement with Yuasa Battery Co., Ltd., of Japan for technology transfer and the manufacture of lithium ion polymer batteries. Recently, Hydro-Quebec and Yuasa have announced the introduction of such a rechargeable lithium polymer battery. The Company believes that other research and development activities on lithium polymer batteries are taking place at W. R. Grace & Co., 3M, and Ray O Vac in the U.S. and at other companies in Japan and Malaysia. In May 1995, Moltech Corp. announced that it expected to begin production shipments of its lithium polymer batteries in mid-to-late 1996. This was subsequently modified to 1998. In October 1992, the United States Advanced Battery Consortium ("USABC") awarded the first $6,300,000 of a three-year $24,500,000 contract to a group consisting of W. R. Grace & Co., Johnson Controls and affiliated laboratories to develop a thin-film lithium polymer bipolar battery utilizing solid polymer electrolytes. At that time, the USABC also awarded a three-year $17,300,000 contract to Saft America Inc. to pursue a bipolar form of the lithium iron


                                      8.

disulfide battery first developed at the Argonne National Laboratory. In December 1993, the USABC announced the grant of a two-year $33,000,000 contract to a partnership formed by 3M, Hydro-Quebec and Argonne for the development of lithium polymer batteries for electric vehicles, for which a second phase was announced in February 1996, for $27,400,000. The Company also believes that research is underway on zinc air, aluminum air, sodium sulfur, zinc bromine and nickel zinc battery technology. No assurance can be given that such companies are not developing batteries similar or superior to the Company's lithium polymer batteries.

PATENTS AND TRADE SECRETS

     The Company's ability to compete effectively will depend in part on its ability to maintain the proprietary nature of its technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements.

     As of March 29, 1998, the Company held 180 United States patents and had 48 patent applications pending in the United States. The Company was preparing 94 additional patent applications for filing in the United States. The Company also actively pursuing foreign patent protection in countries of interest to the Company. As of March 29, 1998, the Company has been granted 19 foreign patents and had 91 patent applications pending in foreign countries.

     Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. There can be no assurance that the Company's pending patent applications will result in issued patents or that any of its issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issue United States patents will issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less patent protection than the United States.

     The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, there can be no assurance that patent applications filed by the Company will result in patents being issued or that its patents, and any patents that may be issued to it in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that patents issued to the Company will not be infringed upon or designed around by others or that others will not obtain patents that the Company would need to license or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies to obtain licenses. If the Company is found to be infringing third party patents, there can be no assurance that licenses that might be required for the Company's products would be available on reasonable terms, if at all.

     In addition to potential patent protection, the Company relies on the laws of unfair competition and trade secrets to protect its proprietary rights. The Company attempts to protect its trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with employees and consultants and other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful.

SAFETY ISSUES

     Battery technologies vary in relative safety as a result of their differing chemical compositions. Most battery technologies incorporate a liquid electrolyte which, if leaked, may be dangerous. In addition, in the event of a short circuit or other physical damage to the battery, the liquid electrolyte may be free to flow to the reaction site and produce a continuous chemical reaction. This reaction may result in excess heat or a gas release and, if not properly released, may be explosive. The Company's lithium polymer battery technology appears to avoid these risks, because the liquid electrolyte in the Company's current research prototypes is held in the solid polymer matrix and should not be free to leak or freely flow to a reaction site.


                                      9.

     The Company has not fully completed safety testing and does not know whether the advantages inherent in the Company's technology will make the battery as safe or safer than other battery technology. As part of the Company's safety testing program, prototype batteries of various sizes, designs and chemical formulations are subject to abuse testing, where the battery is subjected to conditions outside the expected normal operating conditions of the battery. While some prototype batteries have survived these tests, others have vented gases containing vaporized solvents from the electrolyte, which have caught fire. Such results were generally expected and, until the testing is completed, the Company cannot make a valid determination as to the safety envelope in which the battery must be operated. Additionally, each new battery design requires new safety testing.
 There can, therefore, be no assurance that safety problems will not develop with respect to the Company's battery technology, that would prevent commercial introduction.

     The Company's products will incorporate materials containing lithium ions. While these materials are less reactive than metallic lithium, which is known in its metallic form to cause explosions and fires if not properly handled, it is possible that special handling will be required. Although the Company believes that its research prototype batteries designed for portable electronics applications do not present safety risks substantially different from those inherent in currently marketed non-lithium batteries or other liquid electrolyte lithium ion batteries, there can be no assurance that safety problems will not develop in the future. The Company is aware that if the amounts of active materials in the anode and cathode are not properly balanced and the charge/discharge regime is not properly managed, metallic lithium may be plated within the battery packaging. The plating of lithium in a lithium ion battery is a dangerous situation, and other lithium ion battery manufacturers include special safety circuitry within the battery to prevent such a condition. The Company expects that such circuitry will have to be used by its customers.

     The Company is currently conducting research to determine whether its lithium polymer battery technology poses increased risks when used in larger sized batteries because of the greater amount of ionic lithium contained in the battery and the increased amount of energy stored in the battery.

     The Company incorporates safety policies in its research and development activities and will do so in its manufacturing processes, designed to minimize safety risks, although there can be no assurance that an accident in its facilities will not occur. Any accident, whether occasioned by the use of a battery or in the Company's operations, could result in significant delays or claims for damages resulting from injuries, which would adversely affect the Company's operations and financial condition.

REGULATION

     Prior to the commercial introduction of the Company's batteries into a number of markets, the Company may seek to obtain approval of its products by one or more of the organizations engaged in testing product safety. Such approvals could require significant time and resources from the Company's technical staff and, if redesign were necessary, could result in a delay in the introduction of the Company's products.

     Pursuant to the regulations of the United States Department of Transportation ("DOT"), a permit is required to transport lithium across state lines. The International Air Transport Association ("IATA") similarly regulates the international shipment of lithium. At this time, lithium ion batteries, because they contain no metallic lithium, are not subject to these regulations and are being freely shipped. However, due to recent safety incidents, including fires, with the shipment of lithium-ion batteries produced by other manufacturers, the DOT has indicated that it is reviewing this position, and there can be no assurance that DOT or IATA will not decide to regulate the shipment of lithium ion batteries in the future. While, in such an event, the Company believes that DOT has granted permits for, and IATA has allowed, the transport of rechargeable lithium-based batteries in the past, there can be no assurance that DOT and IATA would permit the Company's batteries to be shipped or used by the general public, or that changes in such regulations, or in their enforcement, will not impose costly requirements or otherwise impede the transport of lithium. In addition, the DOT and IATA approval processes would require significant time and resources from the Company's technical staff and if redesign were necessary, could delay the introduction of the Company's products.

     The Nevada Occupational Safety and Health Administration and other regulatory agencies have jurisdiction over the operation of the Company's Henderson, Nevada manufacturing facilities, and similar regulatory agencies


                                      10.

have jurisdiction over the Company's Mallusk, Northern Ireland manufacturing facilities. Because of the risks generally associated with the use of lithium, the Company expects rigorous enforcement. No assurance can be given that the Company will not encounter any difficulties in complying with applicable health and safety regulations. Historically, lithium battery manufacturers have suffered significant damage and losses to equipment, facilities and production from fires and other industrial accidents. There can be no assurance that the Company will not sustain such damage and losses.

     Federal, state and local regulations impose various environmental controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries. Although the Company believes its activities conform to current environmental regulations, there can be no assurance that changes in such regulations will not impose costly equipment or other requirements. Any failure by the Company to adequately control the discharge of hazardous wastes could also subject it to future liabilities.

LEGAL PROCEEDINGS

     In May 1994, a series of class action lawsuits was filed in the United States District Court for the Northern District of California against the Company and certain of its present and officers and directors. These lawsuits were consolidated, and in September 1994 the plaintiffs filed a consolidated and amended class action compliant. Following the Court's Orders on motions to dismiss the complaint, which were granted in part and denied in part, the plaintiffs filed an amended complaint in October 1995 ("Complaint"). The Complaint alleges violations of the federal securities laws against the Company, certain of its present and former officers and directors, and the underwriters of the Company's public stock offerings, claiming that the defendants issued a series of false and misleading statements, including filings with the Securities and Exchange Commission, with regard to the Company's business and future prospects. The plaintiffs seek to represent a class of persons who purchased the Company's common stock between May 7, 1992 and August 10, 1994. The Complaint seeks unspecified compensatory and punitive damages, attorney's fees and costs.

     On January 23, 1996, the Court dismissed, with prejudice, all claims against the underwriters of the Company's public stock offerings, and one claim against the Company and its present and former officers and directors. On April 29, 1996, the Court dismissed with prejudice all remaining claims against a present director and limited claims against a former officer and director to the period when that person was an officer. In December 1996, the Company and the individual defendants filed motions for summary judgement, which the plaintiffs opposed. In November 1997, the Court granted the Company's motion for summary judgment and entered a judgment in favor of all defendants. Plaintiffs have appealed and the case is pending before the United States Court of Appeals for the Ninth Circuit.


                                      11.

                                  USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Securityholders.

                    PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

     Since May 7, 1992, Valence's stock, par value $0.001, has been traded on the National Association of Securities Dealers Automated Quotation National Market Systems (Nasdaq/NMS) under the symbol "VLNC." A summary of the high and low closing sales prices during each quarter for Valence Common Stock on Nasdaq/NMS for fiscal years 1997 and 1998 follows:

FISCAL 1997                                   HIGH            LOW

Quarter ended June 30, 1996                $7-5/15        $ 4-1/8
Quarter ended September 29, 1996             6-1/6          3-5/8
Quarter ended December 29, 1996              5-7/8          4-1/8
Quarter ended March 30, 1997                     7         4-3/16

FISCAL 1998

Quarter ended June 29, 1997                $    10        $ 5-3/4
Quarter ended September 28, 1997             9-1/8          6-7/8
Quarter ended December 28, 1997                  9          4-1/4
Quarter ended March 29, 1998                 6-1/2          4-1/4

FISCAL 1999

Quarter ended June 28, 1998                  6-1/8        4-21/32
Quarter ending September 27, 1998
(through August 25, 1998)                  5-11/16          3-1/2

The approximate number of record holders of the Company's Common stock as of June 5, 1998, was 729.

Valence has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future.


                                      12.

                              SELLING SECURITYHOLDERS

     The following table sets forth the names of the Selling Securityholders, the number of shares of Common stock owned by each of them as of the date of this Prospectus and the number of Shares which may be offered pursuant to this Prospectus. The information is based up information provided by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Shares.


                                                                                          Common Stock
                                 Common Stock Beneficially         Common Stock        Beneficially Owned
Name                             Owned Prior to Offering (1)      Offered Hereby       After Offering (2)        Percent (2)
------------------------        ---------------------------       --------------       -------------------       -----------
 CC Investments, LDC (3)              1,314,880                     5,519,674                      0              0

 Gemini Capital LLC (4)                       0                        87,500                      0              0

 Baccarat Electronics, Inc. (5)       4,252,634                       149,254              4,103,380           16.1%(6)


-----------------------
(1) Beneficial ownership is determined in accordance with the Rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)  Assumes the sale of all Shares offered hereby.


(3) Includes warrants to purchase 71,129 shares of Common Stock at a price of $6.03 per share and 1,243,781 shares issuable upon conversion of shares of Series A Preferred Stock. Castle Creek Partners LLC is the investment advisor to CC Investments, LDC and may be deemed to have voting control and investment discretion over the securities held by CC Investments, LDC. Castle Creek Partners disclaims beneficial ownership of all securities owned by CC Investments, LDC. Pursuant to the terms of the Series A Preferred Stock and such warrants, no holder thereof can convert or exercise any portion of such Series A Preferred Stock or the warrants if such conversion would increase such holder's beneficial ownership of Common Stock to in excess of 4.9%. Absent such limitation, the number of shares of Common stock issuable upon exercise of the warrants would have been 447,761, which, together with the shares issuable upon conversion of Series A Preferred Stock held by CC Investments, LDC, would constitute 6.2% of the outstanding shares of Common Stock. Pursuant to the regulations of the National Association of Securities Dealers, in the absence of stockholder approval, the aggregate number of shares of Common Stock issuable at a discount from market price upon conversion of the Series A Preferred Stock may not exceed 19.99% of the outstanding shares of Common Stock. Unless stockholder approval is obtained to issue Common Stock in excess of the maximum amount set forth above, the holder of the Series A Preferred Stock will not be entitled to acquire more than its proportionate share of such maximum amount. Any Series A Preferred Stock which may not be converted because of such limitation must be redeemed by the Company. The number of shares of Common Stock registered pursuant to this Registration Statement on behalf of CC Investments, LDC and the number of shares of Common Stock offered hereby by such holder have been determined by agreement between the Company and such Selling Securityholder. Because the number of shares of Common Stock that will ultimately be issued upon conversion of the Series A Preferred Stock is dependent, subject to certain limitations, upon the average of certain closing bid prices of the Common Stock prior to conversion, as described above, and certain antidilution adjustments, such number of shares of Common Stock (and therefore the number of shares of Common Stock offered hereby) cannot be determined at this time.


(4) Gemini Capital LLC acted as placement agent in the private placement of Series A Preferred Stock of the Company, for which it received a commission of $375,000 and a warrant to purchase 87,500 shares of Common Stock at an exercise price of $4.9375 per share.

(5) Represents shares issuable to Baccarat Electronics, Inc. upon exercise of warrants to purchase up to 149,254 shares of Common Stock at an exercise price of $6.7838 per share. Baccarat Electronics is a corporation of which Carl Berg, a director of the Company, is President and principal stockholder. The number of shares owned prior to the offering compromises 1,333,825 shares held by Baccarat Electronics, Inc.; 150,000 shares held directly by Mr. Berg, 62,224 shares issuable upon exercise of options held by Mr. Berg exercisable within 60 days of August 17, 1998; 2,499,997 shares held by Baccarat Development Partnership, for which Mr. Berg serves as the President of the corporate general partner; 105,000 shares held by Berg & Berg Enterprises, Inc.; and 70,000 shares held by Berg & Berg Profit Sharing Trust. The warrants were issued in connection with Amendment No. 5 to a Promissory Note and Loan Agreement between Baccarat Electronics and the Company, dated as of July 27, 1998.

(6) Based on 26,662,367 shares of Common Stock outstanding on June 5, 1998, adjusted as required by rules promulgated by the Commission.


                                      13.

                                PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by the Selling Securityholder to purchasers directly by any of the Selling Security holders in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees of commissions in connection therewith.

     Any of the Selling Securityholders may from time to time offer the Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Shares for whom they may act as agent. Each Selling Securityholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the Selling Securityholders from the sale of the Shares offered by them hereby will be the purchase price of such Shares less discounts and commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. The Company will not receive any of the proceeds from this offering. Alternatively, the Selling Securityholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Transactions through broker-dealers may, including block trades in which brokers or dealers will attempt to sell the Shares as agent but may position and resell the block as principal to facilitate the transaction, or one or more underwritten offerings on a firm commitment or best effort basis.

     From time to time, the Selling Securityholders may transfer, pledge, donate or assign Shares to lenders or others and each of such persons will be deemed to be a "Selling Securityholder" for purposes of the Prospectus. The number of the Selling Securityholders' Shares beneficially owned by a Selling Securityholder who transfers, pledges, donates or assigns Shares will decrease as and when they take such actions. The plan of distribution for Selling Securityholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Securityholders hereunder.

     A Selling Securityholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with such Selling Securityholder, including, without limitation, in connection with distribution of the Shares by such broker-dealers. In addition, the Selling Securityholder may, from time to time, sell short the Shares of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales. The Selling Securityholders may also enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer such Shares. The Selling Securityholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares as loaned or upon a default may sell or otherwise transfer the pledge Shares.

     Shares to be sold hereunder may be issued upon conversion of the Series A Preferred Stock in accordance with its terms, or in other transactions with the Company involving the Series A Preferred Stock, including, without limitation, issuance of Shares of Common Stock in exchange for shares of Series A Preferred Stock and issuance of Shares of Common Stock, or in settlement of claims with respect to rights of holders of Series A Preferred Stock.

     The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

     To the extent required, the specific Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Company entered into a Registration Rights Agreement in connection with the Private Placement which required it to register Shares under applicable federal and state securities laws under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the Shares, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the parties may be required to make in respect thereof.

     The Company will pay substantially all of the expenses incurred by the Selling Securityholders and the Company incident to the offering and sale of the Shares excluding any underwriting discounts or commissions.

                                   LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                      EXPERTS

     The consolidated balance sheets as of March 29, 1998 and March 30, 1997 and the consolidated statements of operations, shareholders' equity (deficit), and cash flows for the period from March 3, 1989 (date of inception) to March 29, 1998 and for each of the years ending March 29, 1998, March 30, 1997 and March 31, 1996 incorporated by reference in this registration statement, have been incorporated herein in the reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                      14.

     No dealer, sales person or other person has been authorized to give any information or to make any representations not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the notes or conversion shares offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the notes or conversion shares to anyone in any jurisdiction where, or to any person to whom, it would be unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or imply that information contained herein is correct as of any time subsequent to its date.

                                 TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . .  2
Disclosure Regarding Forward-Looking Statements. . . . . . . . . . . . . .  3
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Price Range of Common Stock; Dividend Policy . . . . . . . . . . . . . . . 12
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . . . 13
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14


                                      15.

                                      PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

     Registration fee. . . . . . . . . . . . . . . . . . . . . . . . .  $6,315
     NASD filing fee . . . . . . . . . . . . . . . . . . . . . . . . .       -
     Nasdaq listing fee. . . . . . . . . . . . . . . . . . . . . . . .  17,500
     Blue sky qualification fees and expenses. . . . . . . . . . . . .       -
     Printing and engraving expenses . . . . . . . . . . . . . . . . .       -
     Legal fees and expenses . . . . . . . . . . . . . . . . . . . . .   5,000
     Accounting fees and expenses. . . . . . . . . . . . . . . . . . .   5,000
     Transfer agent and registrar fees . . . . . . . . . . . . . . . .       -
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .   2,185
         Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . $36,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

    The Registrant's Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for act or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Registrant has entered into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgements, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprise. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the Registrant maintains director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officer of the Registrant.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS

Exhibit
Number                   Description of Document
-------                  -----------------------
4.1       Securities Purchase Agreement, dated July 27, 1998. (9)
4.2       Registration Rights Agreement, dated July 27, 1998. (9)
4.3       Certificate of Designation of Series A Convertible Preferred Stock, as
          filed with the Delaware Secretary of State on July 27, 1998. (9)
4.4       Form of Warrant to CC Investments LLC. (9)
4.5       Form of Warrant to Gemini Capital LLC. (9)
4.6       Form of Warrant to Baccarat Electronics, Inc. (9)
5.1  (++) Opinion of Cooley Godward LLP.
10.1      Form of Indemnification Agreement entered into between the Registrant and its Directors and Officers. (1)
10.2  (+) 1990 Employee Stock Option Plan and related form of Incentive Stock
          Option Grant and Supplemental Stock Option Grant. (1)
10.20     Indemnification Agreement by and between the Company and Carl E. Berg, dated March 21, 1992. (1)
10.30 (*) Joint Development and License Agreement between Eveready Battery
          Company, Inc., the Company and Valence Technology Cayman Islands Inc.,
          dated as of May 20, 1994. (2)
10.34 (*) Technology Transfer Agreement between the Company and Bell
          Communications Research, Inc., dated as of June 29, 1995. (3)
10.35 (*) Joint Venture Agreement between the Company, through its Dutch subsidiary, and Hanil Telecom Co., Ltd., dated as of July 10, 1996.
          (4)
10.36 (*) License and Support Agreement between the Company, through its Dutch subsidiary, and Hanil Valence Co., Ltd. (4)
10.37 (*) Battery Laminate Supply Agreement between the Company, through its
          Dutch subsidiary, and Hanil Valence Co., Ltd. (4)
10.38 (*) Letter Agreement from the Company, through its Dutch subsidiary, to
          Hanil Telecom Co., Ltd. (4)
10.39 (*) Joint Venture Agreement between the Company and Alliant Techsystems.
          (5)
10.40 (*) License and Support Agreement between the Company and Alliant /
          Valence, L.L.C. (5)
10.41 (*) Battery Laminate Supply Agreement between the Company and Alliant /
          Valence, L.L.C. (5)
10.42     1990 Stock Option Plan as amended on October 3, 1997. (6)
10.43     1996 Non-Employee Directors' Stock Option Plan as amended on
          October 3, 1997.(6)
10.44 (+) Early Exercise Stock Purchase Agreement dated March 5, 1998 between
          Valence Technology, Inc. and Lev M. Dawson regarding option to purchase 660,494 shares, including exhibits. (7)
10.45 (+) Promissory Note issued by Lev M. Dawson to Valence Technology, Inc. in the amount of $3,343,750.88 (included as Exhibit D to Exhibit 10.45).
          (7)
10.46 (+) Early Exercise Stock Purchase Agreement dated March 5, 1998 between
          Valence Technology, Inc. and Lev M. Dawson regarding option to purchase 300,000 shares, including exhibits. (7)
10.47 (+) Promissory Note issued by Lev M. Dawson to Valence Technology, Inc. in the amount of $1,518,750 (included as Exhibit D to Exhibit 10.47). (7)
10.48 (+) Stock Pledge Agreement dated March 5, 1998 by Lev M. Dawson (included as Exhibit E to Exhibit 10.45 and Exhibit 10.47). (7)
10.49     Hanil Valence Co., Ltd.  Report on Audit of Financial Statements for
          the Year Ended March 31, 1998. (8)
10.50     Amendment No. 5 to Loan Agreement and Promissory Note between the
          Company and Baccarat Electronics, Inc., dated July 27, 1998 (9)
10.51(**) Termination Agreement between the Company, Valence Technology Cayman
          Islands, Inc. and the Delphi Energy and Engine and Energy Management
          Systems Group of the General Motors Corporation, dated as of May 14,
          1998. (10)
23.1      Consent of PricewaterhouseCoopers, LLP.
23.2 (++) Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
24.1 (++) Power of Attorney.  See signature page.

-------------------------------------------------------------------------------

(1) Incorporated by reference to the indicated exhibit in the Company's Registration Statement on Form S-1 (File No. 33-46765), as amended.
(2) Incorporated by reference to the indicated exhibit in the Company's Form 10-K filed for fiscal year ended March 27, 1994.
(3) Incorporated by reference to the indicated exhibit in the Company's Form 10-Q filed for fiscal quarter ended June 25, 1995.
(4) Incorporated by reference to the indicated exhibit in the Company's Form 10-Q filed for fiscal quarter ended June 30, 1996.
(5) Incorporated by reference to the indicated exhibit in the Company's Form 10-Q filed for fiscal quarter ended September 29, 1996.
(6) Incorporated by reference to the indicated exhibit in the Company's Registration Statement on Form S-8 (File No. 333-43203) filed on December 24, 1997.
(7) Incorporated by reference to the indicated exhibit in the Schedule 13d filed by Lev M. Dawson on March 16, 1998.
(8) Incorporated by reference to the indicated exhibit in the Company's Form 10-K filed for the fiscal year ended March 29, 1998.
(9) Incorporated by reference to the indicated exhibit to the Company's Current Report on Form 8-K, File No. 0-20028, dated July 27, 1998 and filed August 4, 1998.
(10) Incorporated by reference to the indicated exhibit to the Form 10-Q for the quarter ended June 28, 1998.
(+)       Executive compensation plans and arrangements.
(++)      Previously filed.
(*)       Confidential treatment has been granted for portions of this document.
(**) Portions of the document have been omitted. A separate filing of such omitted text has been made with the Commission as part of registrant's application for confidential treatment.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of periodic report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") containing information required to be included in a post-effective amendment that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


                                    II-4.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Henderson, State of Nevada on October 23, 1998.

                                           VALENCE TECHNOLOGY, INC.

                                       By:   /s/ Lev M. Dawson
                                           -------------------------------------
                                                Lev M. Dawson
                                                Chairman of the Board, Chief
                                                Executive Officer and President



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



   SIGNATURE                       TITLE                               DATE
/s/  Lev M. Dawson
-----------------------------      Chairman of the Board, Chief        October 23, 1998
     Lev M. Dawson                 Executive Officer and President
                                   (Principal Executive Officer and
                                    Principal Financial and Accounting
                                    Officer)

-----------------------------      Director
     Carl E. Berg

/s/        *
-----------------------------      Director                            October 23, 1998
     Alan F. Shugart


*By:  /s/ Lev M. Dawson
     -------------------------------
     Lev M. Dawson, attorney-in-fact



                                    II-5